INDEPENDENT AUDITOR'S REPORT

Shareholders and Board of Directors
Level 8 Systems, Inc.

We have audited the accompanying consolidated statements of operations, changes in shareholders' equity, and cash flows of Level 8 Systems, Inc. for the year ended December 31, 1996. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Level 8 Systems, Inc. for the year ended December 31, 1996, in conformity with generally accepted accounting principles.


                              /s/ Lurie, Besikof, Lapidus & Co., LLP
                              LURIE, BESIKOF, LAPIDUS & CO., LLP

Minneapolis, Minnesota
January 31, 1997, (except for Note 3, as to which the dated is April 6, 1998)